EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           INDUSTRIAL HOLDINGS, INC.,

                                       AND

                                 JUDITH C. JANDL

                              covering the stock of

                           LSS-LONE STAR-HOUSTON, INC.

                        Dated effective February 1, 1997

                                      Ex-1
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                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") executed effective February 1, 1997, by and between INDUSTRIAL HOLDINGS, INC., a Texas corporation, or its assigns (the "Purchaser"), and JUDITH C. JANDL, an individual, being the sole shareholder (the "Shareholder"), in LSS-LONE STAR-HOUSTON, INC., a Texas corporation (the "Corporation").

                             W I T N E S S E T H:

      WHEREAS, the Shareholder is the owner of one thousand (1,000) shares of Common Stock, $1.00 par value of the Corporation, which shares represent one hundred (100%) percent of the issued and outstanding shares of capital stock of the Corporation (herein collectively referred to as the "Shares"); and

      WHEREAS, the Shareholder desires to sell all of the Shares to the Purchaser, and the Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

      WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

      NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

      Section 1. SALE AND PURCHASE OF THE SHARES. The Shareholder, upon and subject to the terms and conditions set forth herein, hereby agrees to sell, assign and convey to the Purchaser, free and clear of all security interests, pledges, liens, charges and encumbrances, all the Shares, and the Shareholder hereby agrees to transfer and deliver to the Purchaser at the Closing the certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The Purchaser, upon and subject to the terms and conditions set forth herein, hereby agrees to purchase and accept the Shares for the consideration set forth in Section 2 hereof.

      Section 2. PURCHASE PRICE. The purchase price for the Shares shall be paid to the Shareholder by the Purchaser as follows:

            a. the sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) shall be payable to the Shareholder at the Closing by cashier's check or wire transfer;

            b. the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) shall be evidenced and paid in accordance with the terms of a promissory note (the

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      "Note"), payable to the Shareholder, such Note to be in substantially the form of EXHIBIT "A" attached hereto with the blanks appropriately completed and to be payable as follows: the Note shall bear interest at the rate of eight (8%) percent per annum and be payable in twenty (20) equal quarterly installments of principal and accrued interest each in the amount of $30,574.86 (based upon a five [5] year amortization of the Note), commencing on April 1, 1997, with a final payment of the unpaid principal balance and accrued interest being due and payable on the twentieth (20th) quarterly payment date; the Note shall be prepayable at any time by the Purchaser without notice, penalty or fee; in the event Shareholder dies prior to the final payment of the Note in full, Purchaser shall continue to make such quarterly payments thereon to the Shareholder's estate;

            c. the Shareholders shall receive, as partial payment of the Purchase Price, eighty-four thousand two hundred eleven (84,211) shares of Purchaser's Common Stock, $0.01 par value per share (the "IHI Stock"). The shares shall be issued in compliance with Regulation D of the Securities Act of 1933, and the Shareholder hereby agrees to comply with Regulation D and to execute and deliver such investment letters and other instruments as the Purchaser's counsel shall reasonably request to insure compliance with Regulation D. All shares of the IHI Stock issued to the Shareholder pursuant to this subsection shall be stamped or otherwise imprinted with a legend in substantially the following form: "The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the Securities Act of the State of Texas. They may not be offered for sale, sold, transferred, pledged or otherwise disposed of, unless (i) they are registered under the Securities Act of 1933, as amended, or (ii) if the sale or transfer of such shares is exempt from the registration provisions of the Securities Act of 1933, as amended." IHI shall use its best efforts to file or cause to be filed a Registration Statement on Form S-3 with the Securities and Exchange Commission on or before June 1, 1997, which Registration Statement shall include the IHI Stock.

      2.1. ADDITIONAL CONSIDERATION. As additional consideration for the purchase of the Shares for which the Shareholder shall receive direct benefit, the Purchaser shall cause to be paid in full at Closing those certain financial obligations of the Corporation listed on SCHEDULE 2.2-A to the Shareholder's Disclosure Letter and Purchaser shall obtain, in conjunction therewith, a full release of Shareholder from any personal liability on such financial obligations. Listed on SCHEDULE 2.2-B to the Shareholder's Disclosure Letter are, to the best of the Shareholder's knowledge, those liabilities and financial obligations of the Corporation for which the Shareholder has personal liability, but which are not to be paid in full by the Purchaser at Closing (the "Schedule 2.2-B Liabilities"). The Schedule 2.2-B Liabilities shall continue in effect after the Closing and Purchaser shall assume the payment thereof in the ordinary course. Subject to the provisions of Section 11 below, Purchaser hereby agrees to indemnify and hold Shareholder harmless of and from any and all claims by the obligees made against the Shareholder for not only the Schedule 2.2-B Liabilities, but also for any other liabilities of the Corporation for which the Shareholder has personal liability (which liabilities

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have not been disclosed herein to Purchaser) for sums owing thereon from and after the Closing Date.

      Section 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to and agrees with the Purchaser that, except as contemplated in this Agreement or as set forth in, or by reference in, the disclosure letter delivered by the Shareholder to the Purchaser prior to the execution and delivery of this Agreement (collectively, the "Shareholder's Disclosure Letter"):

            Section 3.1. ORGANIZATION AND STANDING OF THE CORPORATION. The Corporation is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Texas. The Corporation has full corporate power and authority to conduct its business as it is now being conducted and is not qualified to do business as a foreign corporation in any other jurisdiction. Schedule 3.1 to the Shareholder's Disclosure Letter contains complete and correct copies of the Articles of Incorporation including any amendments thereto and By-Laws of the Corporation as in effect on the date hereof.

            Section 3.2. SUBSIDIARIES. The Corporation has one (1) wholly-owned subsidiary known as Amflow Master Environmental, Inc., a Texas corporation ("Amflow"). Amflow has no subsidiaries. The Corporation does not (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation (other than Amflow), or (ii) own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise. The Financial Statements described in Section 3.4 below include within them Amflow's income, retained earnings, cash flows, assets and liabilities. References hereinafter to the Corporation shall include Amflow.

            Section 3.3. CAPITAL STOCK. The authorized capital stock of the Corporation consists of one thousand (1,000) shares of Common Stock, $1.00 par value, of which, on the date of this Agreement all one thousand (1,000) shares are validly issued and outstanding, fully paid and nonassessable, one hundred (100%) percent of which are owned by the Shareholder, free and clear of all liens and encumbrances. The Corporation has no shares of treasury stock. The Corporation does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock.

            Section 3.4. FINANCIAL STATEMENTS, ETC. The following audited and unaudited financial statements of the Corporation (which include Amflow) have been delivered to the Purchaser and are attached as Schedule 3.4 to the Shareholder's Disclosure Letter:

                  a. the reviewed (unaudited) balance sheet of the Corporation
            (including Amflow) as of December 31, 1995 and 1994 (the "Reviewed Balance Sheet") and the related statements of income and retained earnings and cash flows for the years then ended (together with related notes and schedules), (such balance sheets, the related statements of income and retained earnings and cash flows, and the related notes and

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            schedules, being hereinafter together referred to as the "Reviewed
            Financial Statements"); and

                  b. the unreviewed, unaudited balance sheet of the Corporation
            (including Amflow) as of November 30, 1996 (the "Interim Balance Sheet") and the related unreviewed, unaudited statement of income for the eleven (11) month period then ended (together with related notes and schedules) (such balance sheet and related statements of income, and the related notes and schedules, being hereinafter together referred to as the "Interim Financial Statements").

The Reviewed Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of the Corporation (including Amflow) in conformity with generally accepted accounting principles applied by the Corporation (including Amflow) on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position of the Corporation (including Amflow) as of the dates of such statements, subject with respect to the Interim Financial Statements to year-end adjustments and to the absence of a physical inventory count and certain statements, notes and schedules.

      The trade accounts and other receivables of the Corporation (including Amflow) which are classified as current assets on the Reviewed Balance Sheet and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, are believed to be good and collectible, and are not subject to any factoring arrangement.

      The inventories of the Corporation (including Amflow) reflected on the Balance Sheets have been valued in accordance with GAAP. There have been no write-ups of inventories or other assets except as set forth in the Shareholder's Disclosure Letter.

      The Corporation (including Amflow) has no liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet (or notes thereto) prepared in accordance with GAAP other than:

                  (i) those set forth or reserved against in the Interim Balance
            Sheet,

                  (ii) those incurred since the date of the Interim Balance
            Sheet in the ordinary course of business,

                  (iii) those disclosed in the Shareholder's Disclosure Letter,
            and

                  (iv) those referred to in this Agreement or that exist by
            reason of this Agreement.

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      The Corporation's (including Amflow's) books of account have been kept in all material respects in the ordinary course of business in accordance with GAAP, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Corporation (including Amflow) have been properly recorded in such books in all material respects.

            Section 3.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since November 30, 1996, the Corporation has not:

                  a. issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                  b. borrowed or agreed to borrow any funds or incurred, or
            become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business;

                  c. paid any obligation or liability (absolute or contingent)
            other than current liabilities reflected in or shown on the Corporation's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (b) of this
            Section 3.5;

                  d. declared or made, or agreed to declare or make, any payment of dividends or distribution of any assets of any kind whatsoever to the Shareholder, or purchased or redeemed any shares of its capital stock;

                  e. sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or cancelled or agreed to cancel, any debts or claims, in each case except in the ordinary course of business;

                  f. entered or agreed to enter into any agreement or
            arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Corporation (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Corporation with or into another corporation;

                  g. suffered any material losses or waived any rights of
            material value, except for those losses suffered in the months of November and December of 1996 which have been disclosed to the Purchaser in the Interim Financial Statements;

                  h. except in the ordinary course of business, made or
            permitted any amendment or termination of any contract, agreement or license to which it is a party;

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                  i. other than making year-end bonus payments totaling
            $78,000.00 to the Corporation's employees for 1996, the Corporation has not made any accrual or arrangement for a payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                  j. increased the rate of compensation payable or to become payable by it to any of its officers or key employees compensated at a rate in excess of $15,000 per annum; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

                  k. made any capital expenditures or commitments therefor
            aggregating more than $10,000, or committed to purchase inventories, parts, supplies or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Corporation;

                  l.    experienced any significant labor trouble; or

                  m. suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Corporation.

      Between the date hereof and the Closing, the Shareholder shall not permit the Corporation to do any of the things listed in Clauses (a) through (m) of this Section 3.5 without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, except as otherwise permitted by this Agreement.

            Section 3.6. TAX MATTERS. The Corporation has filed when due, including any extensions, all federal, state, county and local income, payroll, corporate franchise, sales, excise and use and ad valorem tax (collectively, "Tax") reports and returns in connection with the Corporation's business, assets and employees, and has paid and discharged all Taxes related to the assets or the business of the Corporation for the periods covered by such returns shown thereon to be due. The Corporation has made available to the Purchaser, to the extent requested by the Purchaser, all Tax reports and returns of the Corporation for all periods ending prior to the date hereof. The current liability for Federal, state and local taxes reflected on the Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid current Federal, state and local taxes of the Corporation based upon the Corporation's tax structure. No assessments of defi ciencies have been made against the Corporation, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the Internal Revenue Service of the Federal income tax returns of the Corporation for any taxable year are presently pending. In the event that after the Closing, a deficiency is determined in the

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      amount of Federal, state or local tax payable by the Corporation, which deficiency relates to periods prior to the Effective Date of Closing, then in that event, the Shareholder, in the manner set forth in Section 10 hereof, shall be fully responsible for and shall indemnify and hold the Purchaser and the Corporation harmless from the payment of any such deficiency, tax liability, penalty, interest, loss, costs, expenses or claim (including attorney and accoun tant fees) with respect thereto.

            The Corporation has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Corporation, nor has the Corporation executed any waiver of any statute of limitations on the assessment or collection of any Tax.

            Section 3.7. CONTRACTS AND COMMITMENTS. Schedule 3.7 to the Shareholder's Disclosure Letter is a complete and accurate listing of all mortgages, liens, licenses, leases, sales representation agreements, purchase orders (with unexpired terms of more than 12 months) and all other executory contracts, undertakings, commitments and agreement of the Corporation, to which or by which it is bound, whether written or oral,
      (i) entered into in the ordinary course of business involving the payment by or to the Corporation of more than $20,000.00 in the aggregate with respect to any such contract, undertaking, commitment or agreement, (ii) entered into other than in the ordinary course of business, or (iii) with any of Shareholder's Affiliates (the "Contracts"). For the purposes of this Agreement, the term "Shareholder's Affiliates" shall include all "affiliates" of the Shareholder as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Contracts have been duly executed by the Corporation, are currently in effect, are valid and binding upon the Corporation and are enforceable in accordance with their terms. Neither the Corporation nor the Shareholder is aware of any facts that would prevent the performance of any of the Contracts. Neither the Corporation nor any other party is in default under any one or more of the Contracts nor has any claim of default been asserted by the Corporation or any such other party. The Corporation has committed no act and there has been no omission which will result in the breach by it of any Contract and there has been no occurrence which will give rise to product liability or breach of warranty, not covered in full by insurance, on the part of the Corporation arising out of products sold, designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered by the Corporation prior to the Closing.

            Section 3.8. REAL AND PERSONAL PROPERTY AND RELATED MATTERS.
      Schedule 3.8 to the Shareholder's Disclosure Letter is a complete list of all real property and improvements, and all personal property (including all major items of furnishings, equipment and automobiles) owned by the Corporation. The assets reflected in Schedule 3.8 to the Shareholder's Disclosure Letter and in the Corporation's Financial Statements were, at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof, are now owned by the Corporation by good and marketable title, free and clear from all security interests, mortgages, liens, claims, defects and encumbrances except liens, charges or encumbrances discussed or referred to in the Corporation's Financial Statements, the

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      related notes or schedules thereto or in Schedule 3.8 to the Shareholder's
      Disclosure Letter. All such assets are in good operating condition and repair, subject to ordinary wear and tear. All of such assets (including the Real Estate, as hereinafter defined) have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of the Corporation's business as historically operated by the Corporation. There are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Corporation's business. Schedule 3.8-1 to the Shareholder's Disclosure Letter lists those certain motor vehicles currently used in the operation of the Corporation's business but which are titled in the Shareholder's name personally. Shareholder agrees that prior to the Closing, she shall convey title to such motor vehicles to the Corporation.

            Section 3.9. LITIGATION AND PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of the Shareholder, threatened against or affecting the Corporation or the Shareholder, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance; and the Corporation is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of an court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality. The Corporation has complied in all respects with all applicable Federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its properties and the conduct of its business.

            Section 3.10. INSURANCE COVERAGE. Schedule 3.10 to the Shareholder's Disclosure Letter is a list of all policies and contracts of insurance, including hospitalization, life, property, liability and worker's compensation, showing policy limits, expiration dates, types of coverage and names of insured. The Corporation maintains policies of casualty, liability, use and occupancy, and other forms of insurance with reputable and financially sound insurers, covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance are now duly in force.

            Section 3.11. EMPLOYEES, COMPENSATION AND BENEFITS. Schedule 3.11 to the Shareholder's Disclosure Letter is a list of all bonus, incentive, compensation, disability pension, profit sharing, group insurance or employee welfare plans of any nature whatsoever (collectively, the "Plans"); and all employment contracts and all other contracts, agreements or commitments to or with individual employees or agents extending for a period of more than thirty (30) days from the date thereof or providing for earlier termination only upon the payment of a penalty, severance pay or an equivalent thereof.

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                  a. There are no written employment agreements in effect
            between the Corporation and any of its employees and no collective bargaining agreements covering any such employees. The Corporation's employees are not members of a collective bargaining group and no union organizing activities are in process or contemplated. The only pension, profit sharing or other retirement plan, whether or not qualified, in effect by the Corporation is the Corporation's 401(k) Plan, a true and complete copy of this has been provided to the Purchaser. The Corporation does not contribute or have any obligation to make any payments or contributions to a multi-employer plan, as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Corporation does not have any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

                  b. The Corporation is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours of employees, and there is no labor strike, dispute, slowdown or representation campaign or work-stoppage pending or threatened with respect to employees of the Corporation, nor has the Corporation experienced any of the foregoing within the preceding three (3) years.

                  c. There is not any, pending or threatened, any unfair labor practice complaint against the Corporation pending before any relevant authority or union representation petition respecting the employees of the Corporation. The Shareholder shall be fully responsible for and shall indemnify and hold the Purchaser and the Corporation harmless from any and all losses, damages, claims, costs, and expenses (including attorney and accountant fees) with respect to any such complaints.

                  d. The Plans comply in all respects with the requirements of all applicable laws. There are no actions, suits, claims or investigations pending or threatened with respect to any Plan. There is no liability required to be accrued under the Plans except to the extent reflected in the Corporation's Financial Statements. The Corporation has made or set aside funds to make full payment of all amounts which the Corporation is required to pay prior to the date hereof under the terms of each Plan, or under any governmental rule or regulation relating to employment matters. No termination of any Plan by the Corporation at or prior to the Closing has resulted or will result in the imposition of any liability on the Corporation.

                  e. Each "Group Health Plan" (within the meaning of Section
            162(i)(3) of the Internal Revenue Code of 1986) maintained by the Corporation has, as of the first day of each Group Health Plan's first plan year beginning on or after September 1, 1987, been administered in good faith compliance with the reasonable interpretation of the continuation coverage requirements contained in Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

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            Section 3.12. PATENTS, TRADEMARKS AND LICENSES. Schedule 3.12 to the
      Shareholder's Disclosure Letter contains a complete and accurate list of all domestic and foreign patents, patent applications, licenses, trademarks, trademark applications, trade names, trade name applications, copyrights and copyright applications owned by or licensed to the Corporation or in which the Corporation has any right or interest whatsoever, all of which are valid and in good standing. The Corporation owns or has all rights necessary to use all patents, inventions, trademarks and copyrights necessary for the conduct of its business as currently conducted, and the conduct of such business does not conflict with or infringe upon any patent, trademark, trade name, trade secret or copyright of others. The Corporation has received no notice of any claim of infringement or other complaint that its operations conflict with or infringe upon the patents, trade names, trademarks, trade secrets or copyrights of others.

            Section 3.13. ENVIRONMENT AND HEALTH.

                  a. The real estate and improvements thereon owned and/or
            leased by the Corporation located at 24131 Hardy Road, Spring, Texas 77383, more particularly described in Schedule 3.13 of the Shareholder's Disclosure Letter (hereinafter collectively referred to as the "Real Estate") and its existing uses comply, and the Corporation is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Estate and the conduct of the Corporation's business operations, any applicable statutes, laws, rules, regulations, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters including without limitation the Comprehensive Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Toxic Substance Control Act of 1976.

                  b. The Corporation has (i) operated the Real Estate and has at all times received, handled, used, stored, treated, shipped and disposed of all hazardous and toxic substances, petroleum products and waste in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations and requirements, and (ii) removed from and off the Real Estate all hazardous or toxic substances, petroleum products and waste.

                  c. There are no statutes, orders, rules or regulations
            relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Real Estate, nor has the Corporation received any notice of any of the same.

                  d. Except in compliance with all applicable environmental
            health or safety statutes, ordinances, rules or regulations, no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Real Estate by the

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            Corporation, nor has the Real Estate been used at any time by the
            Corporation as a landfill or a waste disposal site. No asbestos, urea formaldehyde or polychlorinated biphenyls are present on the Real Estate. There have never been any underground storage tanks located at the Real Estate.

                  e. No notices of any violation of any of the matters referred to in subsections (a) through (d) of this Section 3.13 relating to Real Estate or its use have been received by the Corporation. There are no writs, injunctions, decrees, orders or judgments outstanding and no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of any of the Real Estate and there is no basis for the institution of filing of any such lawsuit, claim, proceeding or investigation.

                  f. No employee of the Corporation has submitted a claim to the
            Corporation or filed suit alleging that such employee suffers from chronic injury or illness resulting from exposure to toxic substances, hazardous substances or manufacturing processes used in connection with the Corporation's business or present at the place of business of the Corporation.

            Section 3.14. LICENSES, PERMITS AND AUTHORIZATIONS. Schedule 3.14 to the Shareholder's Disclosure Letter is a list of each permit, license or similar authorization from any governmental authority issued with respect to the operation or ownership of the Corporation, and which is material to the operation or ownership of such properties with the expiration dates of each. All such licenses, permits, approvals, consents and other governmental or regulatory authorizations held by the Corporation are valid and sufficient for all business conducted by it (including all permits necessary for the operation and use of the Real Estate and for the disposal of any wastes or other substances generated or used in the operation of the Corporation's business or the Real Estate). The Corporation's business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, including, without limitation, export rules and regulations.

            Section 3.15. AMERICANS WITH DISABILITIES ACT. The Corporation has not received notice of any violation by the Corporation, and the Corporation is not in violation of and has not been in violation of, the Americans with Disabilities Act, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting persons with disabilities.

            Section 3.16. INVENTORIES. None of the inventories of the Corporation are obsolete, defective or otherwise not saleable in the ordinary course of business. The levels of the inventories currently on hand are not in excess of or less than that necessary for the operation of the Corporation's business in the ordinary course of business consistent with past practices of the Corporation.

            Section 3.17. NON-OWNED PROPERTY. All tangible personal property located at the Corporation's facility situated on the Real Estate is owned by the Corporation and has been included in the Corporation's Financial Statements.

            Section 3.18. GUARANTEES, ETC. BY THE CORPORATION. The Corporation has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.

            Section 3.19. OSHA. The Corporation has not received notice of any violation by the Corporation, and the Corporation is not in violation of and has not been in violation of, the Occupational Safety and Health Act of 1970, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety.

            Section 3.20. CUSTOMERS. The Shareholder does not have any knowledge or information or reason to believe that any of the Corporation's customers has ceased, or intends to cease, to acquire products or services from the Corporation or has reduced, or intends to reduce, the use of the products or services sold by the Corporation for any reason or as a result of the transaction contemplated by this Agreement.

            Section 3.21. OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 3.21 to the Shareholder's Disclosure Letter contains a list of all officers and directors of the Corporation, and all employees whose aggregate remuneration is in excess of $20,000.00 per year. There are no amounts owed to any officer, director or employee of the Corporation other than as reflected in the Corporation's Financial Statements for the periods covered thereby. No officer, director or employee of the Corporation, or any affiliate of the Corporation, owns, directly or indirectly, beneficially or otherwise, any interest in, or is an employee, officer or director of, or a consultant, agent for or representative of, any customer, competitor or supplier of the Corporation.

            Section 3.22. ABSENCE OF ADVERSE AGREEMENTS. The Corporation is not a party to any instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Corporation.

            Section 3.23. NO DEFAULTS. The Corporation is not in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver of any material right or default under, any outstanding indenture, mortgage, contract or agreement to which the Corporation is a party or by which the Corporation or its assets may be bound, or under any provision of the Corporation's Articles of Incorporation or By-Laws (or comparable instruments).

            Section 3.24. BANKS AND SIGNATORIES. Schedule 3.24 to the Shareholder's Disclosure Letter contains a list setting forth the name of each bank, savings and loan or other financial institution in which the Corporation has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

            Section 3.25. NO CONFLICTS. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Corporation, or under any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Corporation is a party or by which its properties may be bound.

            Section 3.26. BOOKS AND RECORDS. The books and records of the Corporation are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and shareholders of the Corporation.

            Section 3.27. BROKERS. The Corporation and/or the Shareholder is a party to and is obligated only under a contract for the payment of a broker's or finder's fee to Mezzanine Financial Relations, Inc. (the "Shareholder's Broker") in connection with the origin, negotiation, execution or performance of this Agreement. The Purchaser hereby agrees to assume the full payment obligation, and shall pay at the Closing, for the benefit of the Corporation and/or Shareholder, the broker's or finder's fee due to Shareholder's Broker.

            Section 3.28. INSPECTIONS. Between the date hereof and the date of Closing, the Shareholder shall afford the Purchaser and its agents the opportunity to make full and complete inspection of (i) the Corporation's books and records (including without limitation, the Corporation's Financial Statements, tax returns, accounts receivable, accounts payable, etc.), (ii) the Corporation's assets (including without limitation, the inventory and tangible and intangible personal property) and (iii) the Real Estate (including all mechanical equipment, the roof, the structural integrity of the improvements on the Real Estate, the interior of the improvements and the environmental condition of the Real Estate).

            Section 3.29. TITLE TO SHARES AND AUTHORITY. The Shareholder has valid and marketable title to the Shares, free and clear of any security interests, pledges, liens or similar encumbrances, and the Shareholder has full right, power and authority and due authorization to sell and transfer such Shares hereunder, and upon the delivery of and payment for such Shares the Shareholder will transfer to the Purchaser valid and marketable title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms.

            Section 3.30. DISCLOSURE. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Corporation or the Shareholder to the Purchaser contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Corporation uniquely) known to the Shareholder which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of the Corporation.

      Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to and agrees with the Shareholder that:

            Section 4.1. ORGANIZATION, STANDING AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

            Section 4.2. NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

            Section 4.3. CORPORATE PROCEEDINGS OF THE PURCHASER. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purcha ser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

            Section 4.4. BROKERS. Except as set forth in Section 3.27 above, the Purchaser has no outstanding claims against it for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

      Section 5. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing, of all of the following conditions unless expressly waived in writing by the Purchaser:

            Section 5.1. REPRESENTATIONS AND COVENANTS. All representations and warranties of the Shareholder contained in this Agreement shall be true in all respects on and as of the Closing as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the

      Shareholder shall have performed all agreements and covenants to be performed by him on or prior to the Closing.

            Section 5.2. OTHER LEGAL MATTERS. Legal matters in connection with this Agreement and the transaction contemplated hereby shall have been approved by Stumpf Falgout Craddock & Massey, counsel for the Purchaser, and the Shareholder shall have furnished to such counsel originals of such corporate records of the Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

            Section 5.3. ENVIRONMENTAL CONDITION. The environmental condition of the Real Estate has been approved by the Purchaser and its advisors.

            Section 5.4. ABSENCE OF LITIGATION. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein.

            Section 5.5. CLOSING RESPONSIBILITIES. The Shareholder shall have delivered or caused to be delivered each of the items described in Section
      7.3 hereof.

            Section 5.6. REGULATORY APPROVAL. Purchaser, Shareholder and the Corporation shall have received from appropriate third parties and regulatory agencies, any and all approvals necessary to consummate the transaction evidenced by this Agreement.

            Section 5.7. APPROVAL OF PURCHASER'S BOARD OF DIRECTORS. Purchaser's Board of Directors shall have formally approved the terms of this Agreement.

            Section 5.8. NO DAMAGE OR DESTRUCTION. Prior to the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Corporation as a result of which either a. the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Corporation, or b. the total monetary amount of damage or destruction is less than five (5%) percent of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Corporation, but more than $50,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

      Section 6. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER. The obligation of the Shareholder to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing, of all of the following conditions, unless expressly waived in writing by the Shareholder:

            Section 6.1. REPRESENTATIONS AND COVENANTS. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing as if such representations and warranties were made on and as of such date and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing.

            Section 6.2. OTHER LEGAL MATTERS. Legal matters in connection with this Agreement and the transaction contemplated hereby shall have been approved by O'Donnell, Ferebee, McGonigal & Stone, counsel for the Shareholder and the Corporation, and the Purchaser shall have furnished to such counsel originals of such corporate records of the Purchaser and copies of such other documents as such counsel may reasonably have requested for such purpose.

            Section 6.3. CLOSING RESPONSIBILITIES. The Purchaser shall have delivered or caused to be delivered each of the items described in Section
      7.4 hereof.

      Section 7. COVENANT AGAINST COMPETITION. The Shareholder agrees that from and after the Effective Date of Closing, it will not, directly or indirectly, except on behalf of the Purchaser, for a period ending two (2) years after the date on which Shareholder's employment by the Corporation and/or the Purchaser pursuant to the terms of the Shareholder's Employment Agreement (as hereinafter defined) is terminated (but not to exceed the maximum period allowed by law):

            a. own, operate, engage in or be interested, affiliated or connected with (other than by purchasing securities on a national security exchange or established over the counter market) any person, firm, the Corporation or other entity (except the Purchaser, the Corporation or any subsidiary thereof) operating or purporting to operate a business within the State of Texas which is engaged in the manufacture or distribution to third parties of fasteners of the type currently being produced by the Corporation or of a type which may be produced by the Corporation during the Shareholder's tenure as its President;

            b. solicit or accept (either on his own account or as the agent of another person) the business of any person in the state of Texas who has been a customer of the Corporation for such goods or services during the period of twelve (12) months prior to the Closing Date, in connection with holding of inventory, manufacturing or distributing to third parties of fasteners of the type currently being produced by the Corporation or of a type which may be produced by the Corporation during the Shareholder's tenure as its President;

            c. induce, solicit or endeavor to entice any person to leave the service or employment of the Corporation; or

            d. use any trade name used by the Corporation at any time during the four (4) years immediately preceding the Closing Date or any other name intended or likely to be confused with such trade name.

      For the purposes of this Section 7, the term "Affiliates" shall include all "affiliates" of the Purchaser and/or the Corporation as such terms are defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

      Upon Purchaser's default in the repayment of the Note, which default is not cured after written notice to Purchaser from Shareholder and the expiration of a reasonable period of time within which Purchaser has not cured or made a good faith attempt to cure such default (not less than 30 days), then the foregoing covenants of Shareholder shall be of no further force or effect. Provided however, in the event Purchaser later cures such default, then the foregoing covenants shall also be automatically reinstated as if no default under the Note had occurred.

      The Shareholder hereby acknowledges that the foregoing time and area restrictions are reasonable in scope and necessary for the protection of the goodwill of the Corporation and that a breach of this covenant would cause the Purchaser and the Corporation substantial damage impossible of precise determination. Accordingly, in addition to such other rights and remedies as may be available to the Purchaser and the Corporation in the event of any breach, actual or threatened, of the foregoing provisions of this Section 7, the Purchaser and the Corporation (or any successor or successors thereof), shall be entitled to enjoin such breach, actual or threatened. The Shareholder further agrees that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under anything to the contrary stated in this Section 7, the Purchaser hereby acknowledges that the Shareholder is and shall continue to be the sole shareholder of Lone Star Screw Company of Houston, Inc., a herms of this Agreement. Purchaser agrees that the Shareholder and Lone Star Screw shall be permitted to continue to conduct business with those certain specified customers of Lone Star Screw listed on Schedule 7 to the Shareholder's Disclosure Letter (the "Specified Customers") and that such activity shall not be considered a violation of the provisions of Section 7 above, but only on the condition that all products sold by Lone Star Screw and the Shareholder to the Specified Customers shall be purchased by Lone Star Screw from the Corporation on terms satisfactory to the Corporation.

      Section 8.  THE CLOSING.

            Section 8.1. DATE, TIME AND PLACE. Except as otherwise mutually agreed by the Purchaser and the Shareholder, the closing (the "Closing") shall occur at the offices of Stumpf Falgout Craddock & Massey, 1400 Post Oak Boulevard, Suite 400, Houston, Texas 77056 at 4:00 p.m. local time, on February 6, 1997, or at such other time and place as the parties may mutually agree upon.

            Section 8.2. EFFECTIVE DATE OF CLOSING. The Closing shall be effective as of 12:01 a.m. February 1, 1997 (the "Effective Date of Closing").

            Section 8.3. THE SHAREHOLDER'S RESPONSIBILITIES AT CLOSING. At the Closing, the Shareholder shall deliver, or cause to be delivered, to the Purchaser the following:

                  a. STOCK CERTIFICATES. The certificates evidencing the Shares, duly en dorsed in blank, or accompanied by stock powers duly executed in blank.

                  b. RESIGNATIONS. The resignations of those officers and
            directors of the Corporation as may be requested by the Purchaser.

                  c. CORPORATE RECORDS. The minute books, stock certificate
            books, corporate seals and other corporate books, records, data and papers of the Corporation, and the original deed and Owner's Policy of Title Insurance for the Real Estate.

                  d. CERTIFICATE OF THE SHAREHOLDER. A Certificate executed by the Shareholder confirming the satisfaction of the conditions set forth in Section 6.1.

                  e. EMPLOYMENT AGREEMENTS. An employment agreement between the
            Shareholder and the Corporation in the form attached hereto as EXHIBIT "B-1" (the "Shareholder's Employment Agreement"), and an employment agreement between Jerome A. Jandl and the Corporation in the form attached hereto as EXHIBIT "B-2" (the "Jerome Jandl Employment Agreement").

                  f. OPINION OF COUNSEL. The opinion of O'Donnell, Ferebee,
            McGonigal & Stone, counsel for the Shareholder and the Corporation, dated the Closing Date, in the form attached as EXHIBIT "C" to this Agreement.

            Section 8.4. THE PURCHASER'S RESPONSIBILITIES AT CLOSING. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the
      Shareholder:

                  a. PURCHASE PRICE. The Purchase Price in the amount and in the manner set forth in Section 2.1 hereof.

                  b. PROMISSORY NOTE. The Promissory Note in accordance with the provisions of Section 2 hereof.

                  c. IHI STOCK. The IHI Stock in accordance with the provisions of Section 2 hereof.

                  d. EMPLOYMENT AGREEMENTS. The Shareholder's Employment
            Agreement and the Jerome Jandl Employment Agreement.

                  e. OPINION OF COUNSEL. The opinion of Stumpf Falgout Craddock
            & Massey, counsel for the Purchaser, in the form of EXHIBIT "D" to this Agreement.

                  f. DISCHARGE OF INDEBTEDNESS. Evidence satisfactory to the
            Shareholder that the Purchaser, at Purchaser's expense and without any adjustment of the Purchase Price or other cost to the Shareholder, has paid or otherwise discharged at or prior to Closing all indebtedness and other obligations of the Corporation to (i) the Shareholder and (ii) lenders, lessors and other persons on which the Shareholder is a guarantor or otherwise contingently liable which are listed on SCHEDULE 2.2-A to the Shareholder's Disclosure Letter.

      Section 9.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            Section 9.1. NATURE OF STATEMENTS. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Shareholder or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Shareholder or the Purchaser, as the case may be.

            Section 9.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, Certificate or other document shall remain operative and in full force and effect, and shall survive the Closing and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect until the second (2nd) anniversary date of the Closing (the "Indemnification Cutoff Date"). No claim may be made by the Purchaser or the Shareholder for indemnification pursuant to Section 10 or 11 of this Agreement or otherwise, or for any other relief pursuant to this Agreement or otherwise, in respect of any breach or failure of any representation or warranty on or after the Indemnification Cutoff Date.

      Section 10. INDEMNIFICATION BY SHAREHOLDER AND RELATED MATTERS.

            Section 10.1. INDEMNIFICATION BY SHAREHOLDER. Subject to the limitations set forth in Section 10.3 below, Shareholder agrees to defend, indemnify and hold harmless the Purchaser and the Corporation, and their respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                  a. the breach by the Shareholder of any of the warranties, representations, covenants, agreements or undertakings contained herein;

                  b. any Federal, state or local income tax liability (including any penalty and interest thereon) of the Corporation which the Shareholder is obligated to indemnify the Purchaser and the Corporation pursuant to Section 3.6 hereof;

                  c. any liabilities of the Corporation which are not included in the Corporation's Financial Statements as of the Effective Date of Closing;

                  d. any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

            Section 10.2. PROCEDURE FOR MAKING CLAIMS. If and whenever the Purchaser desires to claim indemnification by the Shareholder pursuant to the provisions of Section 10, the Purchaser shall promptly deliver to the Shareholder a certificate signed by the Chairman of the Board, President or Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or the Corporation, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this Section 10, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Shareholder shall relieve the Shareholder from liability only if he is prejudiced thereby. The Shareholder shall have the right to defend any claim by a third party at the expense of the Shareholder. The Purchaser and the Corporation, as the case may be, shall provide to the Shareholder prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser or the Corporation and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Shareholder, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser and the Corporation, nor enter into any settlement (except the written consent of the Purchaser and the Corporation) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser and the Corporation of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser and the Corporation shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

            Section 10.3. THRESHOLD AND AGGREGATE LIMITATIONS ON
      INDEMNIFICATION. Notwithstanding anything to the contrary contained in
      Section 10.1, the Shareholder shall not be obligated to indemnify the Purchaser or the Corporation, or their respective successors and assigns, from the following:

                  a. any claim resulting in loss, damage or costs to the
            Purchaser or the Corporation of ONE THOUSAND AND NO/100 ($1,000.00) DOLLARS, or less ("Nominal Claims");

                  b. any claims resulting in loss, damage or costs to the
            Purchaser or the Corporation which in the aggregate do not exceed the sum of SEVENTY-FIVE THOUSAND AND NO/100 ($75,000.00) DOLLARS (the "Aggregate Threshold"); Nominal Claims shall not be included in calculating the Aggregate Threshold; and

                  c. any claim arising after the Indemnification Cutoff Date.

            The Shareholder's liability to indemnify the Purchaser and/or the Corporation pursuant to the terms of this Agreement shall be limited to the aggregate sum of ONE MILLION AND NO/100 ($1,000,000.00) DOLLARS (the "Maximum Indemnity").

            Section 10.4.LIMITATION ON INDEMNIFICATION FOR MATTERS COVERED BY INSURANCE. Notwithstanding anything to the contrary contained in this
      Section 10, the Shareholder will not be required to indemnify the Corporation and the Purchaser to the extent that such matter requiring indemnification is covered and paid by the Corporation's or the Purchaser's insurance carrier(s). The Purchaser waives all rights of subrogation to the extent of the coverage and payments made by such insurance carrier(s) on an indemnity item hereunder, provided, however, such waiver of subrogation shall be inapplicable and void if it would cancel or void the Corporation's or the Purchaser's insurance coverage for an item subject to indemnity hereunder. The Purchaser shall cause the Corporation to maintain, for a period of time not less two (2) years from the Closing Date, insurance coverages of the type and with limits comparable to those in effect on the Closing Date.

            The Purchaser represents to the Shareholder that waiver of subrogation under the Purchaser's current insurance coverage would not void any such coverage and the Purchaser will use its best efforts to continue coverage which permits the waiver of subrogation. In the event the Purchaser cannot obtain such coverage, it will promptly notify the Shareholder in writing so that they may attempt to obtain coverage for their potential liability.

      Section 11. INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to defend, indemnify and hold harmless the Shareholder and his respective successors, assigns and personal representatives from, against and in respect of any and all loss or damage resulting from:

                  a. any breach of the Purchaser's warranties and
            representations, or any misstatement or omission of facts, or failure to state facts necessary to make those statements made not misleading, under this Agreement, or from the breach of any covenant, agreement or undertaking contained herein; and

                  b. any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

      Section 12. EXPENSES. Except for the Purchaser's agreement to pay the fee of the Shareholder's broker provided for hereinabove, the Shareholder and the Purchaser shall pay its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

      Section 13. NOTICES. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and be: (i) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified for such party herein; or (ii) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express, addressed to such party at the address specified herein. Notices shall be effective on the date of delivery or receipt, or if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the notice is mailed pursuant to (i) preceding or the day after deposited into the custody of an overnight delivery service pursuant to (ii) preceding. For purposes hereof, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particularly person whose address is to be changed):

            a.  if to the Shareholder:

                        Judith C. Jandl
                        10907 Sweetspire
                        The Woodlands, Texas 77380
                        Telephone:  (281) ____________

                        with a copy to:

                        Michael O'Donnell
                        O'Donnell, Ferebee, McGonigal & Stone
                        Paragon Center One
                        450 Gears, Sixth Floor
                        Houston, TX  77067-4584
                        Telephone: (713) 875-8200
                        Facsimile: (713) 875-4962

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            b.  if to the Purchaser,

                        Industrial Holdings, Inc.
                        7135 Ardmore Street
                        Houston, TX  77054
                        Attention:    Robert E. Cone,
                                   Chief Executive Officer
                        Telephone:  (713) 747-1025
                        Facsimile:  (713) 747-9462
                        with a copy to:

                        Lawrence J. Fontana
                        Stumpf Falgout Craddock & Massey
                        1400 Post Oak Boulevard, Suite 400
                        Houston, Texas 77056
                        Telephone:  (713) 871-0919
                        Facsimile:  (713) 871-0408

      Section 14. SATISFACTION OF CONDITIONS; TERMINATION.

            Section 14.1. BEST EFFORTS TO SATISFY CONDITIONS. The Shareholder agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 5 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof.

            Section 14.2.TERMINATION. This Agreement may be terminated, without liability on the part of any party hereto to any other party hereto, by:

                  a. the Board of Directors of the Purchaser, if a default shall be made by the Shareholder in the observance or in the due and timely performance by the Shareholder of any of the covenants of the Shareholder herein contained, or if there shall have been a material breach by the Shareholder of any of the warranties and representations of the Shareholder herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Purchaser; or

                  b. the Shareholder, if a material default shall be made by the
            Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained,

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            or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Shareholder.

            In the event of termination by the Purchaser or the Shareholder as provided above, written notice shall forthwith be given to the other party.

      Section 15. MISCELLANEOUS.

            Section 15.1.FURTHER ASSURANCES. The Shareholder hereby agrees to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to the Purchaser, and to effectuate the terms, agreements and covenants contained in this Agreement.

            Section 15.2.ASSIGNMENT. Purchaser may assign its rights and obligations under this Agreement to any of its affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

            Section 15.3.SECTION AND PARAGRAPH HEADINGS. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 15.4.AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

            Section 15.5. ENTIRE AGREEMENT. This Agreement and the exhibits, schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

            Section 15.6.PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior written approval of the Purchaser, except as may be required by law.

            Section 15.7.U.S. DOLLARS. All monetary amounts referred to in this Agreement are stated in U.S. Dollars.

            Section 15.8.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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            Section 15.9.GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED
      IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF
      TEXAS.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.

                                   PURCHASER:

                                   INDUSTRIAL HOLDINGS, INC.

                                  By: /s/ ROBERT E. CONE
                                       Robert E. Cone, President
                                       and Chief Executive Officer

                                   SHAREHOLDER:

                                      /s/ JUDITH C. JANDL
                                       JUDITH C. JANDL

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                                  EXHIBIT "A"

                           [form of Promissory Note]

                                (see attached)

                                 EXHIBIT "B-1"

                 [form of Shareholder's Employment Agreement]

                                (see attached)

                                 EXHIBIT "B-2"

                 [form of Jerome Jandl's Employment Agreement]

                                (see attached)

                                  EXHIBIT "C"

          [form of opinion of counsel to Shareholder and Corporation]

                                (see attached)

                                  EXHIBIT "D"

                   [form of opinion of counsel to Purchaser]

                                (SEE ATTACHED)

                                      30